INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Registration Statement of Oppenheimer Disciplined Value Fund on Form N-14 of our report dated January 22, 1997 appearing in the December 31, 1996 Annual Report of Oppenheimer Value Stock Fund, and to the reference to our firm under the heading "Tax Aspects of the Reorganization" appearing in such Registration Statement.


/s/ Deloitte & Touche LLP

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Deloitte & Touche, LLP

Denver, Colorado
April 9, 1997